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                    November 10, 2020

       Dennis Knocke
       President and Chief Executive Officer
       Nerium Biotechnology Inc.
       11467 Huebner Road
       Suite 175
       San Antonio, TX

                                                        Re: Nerium
Biotechnology Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed June 16, 2020
                                                            File No. 000-54051

       Dear Mr. Knocke:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Arnold Zipper, Esq.